Exhibit 99.1

Gaia Reports Third Quarter 2018 Results

Gaia Surpasses 500,000 Subscriber Milestone

BOULDER, CO, November 5, 2018 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the third quarter ended September 30, 2018.

Highlights of Third Quarter 2018

▪	Surpassed 500,000 paid subscriber milestone on September 13, 2018
▪	66% subscriber growth year over year
▪	Gross margin up 90 basis points to 87.1% year over year

Gaia’s paying subscriber count increased to 515,000 on September 30, 2018, up 66% from 311,000 on September 30, 2017 as Gaia expanded its geographical reach to over 185 countries.

Gaia recently launched its fourth channel, Alternative Healing. Gaia’s third channel, Transformation, which launched in fall 2016, now represents primary viewing for approximately one third of Gaia’s subscribers. The growth of the Alternative Healing channel is expected to follow a similar path as the Transformation channel since its launch.

Gaia announced a premium subscription offering, an annual subscription for $299 that includes the unlimited streaming of live events from Gaia’s new event center, opening at its corporate headquarters in the second quarter of 2019, and selected other events, as well as access to the existing Gaia online offering.

“We are continuing the year on a good track, achieving our subscriber growth target,” said Jirka Rysavy, Gaia’s CEO. “We expect the Alternative Healing channel to meaningfully contribute to our growth in the coming years.”

Third Quarter 2018 Financial Results

Total revenues in the third quarter increased 52% to $11.4 million from $7.5 million in the year-ago quarter. This was due to 56% growth in streaming revenues, which was driven by the 66% increase in paying subscribers versus September 30, 2017.

Gross profit in the third quarter increased 52% to $9.9 million compared to $6.5 million in the year-ago quarter. Gross margin increased 90 basis points to 87.1% from 86.2% in the third quarter of 2018 due to increased revenues and continued cost efficiency in Gaia’s content investments. Gaia expects to maintain gross margins at this level through 2018.

Total operating expenses in the third quarter were $20.4 million compared to $12.3 million in the year-ago quarter. The increase was due to the planned increase in marketing expenses associated with Gaia’s targeted subscriber growth, the launch of the new Alternative Healing channel and costs associated with the new premium subscription offering.

Net loss in the third quarter was $10.3 million, or $(0.58) per share, compared to a net loss of $5.2 million, or $(0.34) per share, in the year-ago quarter.

As of September 30, 2018, Gaia had $30.8 million in cash and an unused $13 million line of credit compared to $32.8 million in cash with $12.5 outstanding on our line of credit as of December 31, 2017.

Exhibit 99.1

Conference Call

Gaia is hosting a conference call today, November 5, 2018, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 394-8218 (or (323) 701-0225 for international callers), passcode 9978336. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until November 19, 2018, by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 9978336.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

Exhibit 99.1

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net revenues
Streaming	$10,942	$7,025	$30,080	$18,290
DVD subscription and other	445	497	1,382	1,574
Total net revenues	11,387	7,522	31,462	19,864
Cost of revenues
Streaming	1,386	958	3,857	2,541
DVD subscription and other	88	79	265	225
Total cost of revenues	1,474	1,037	4,122	2,766
Gross profit	9,913	6,485	27,340	17,098
Expenses:
Selling and operating	18,908	10,784	47,971	31,812
Corporate, general and administration	1,454	1,528	4,205	4,321
Total operating expenses	20,362	12,312	52,176	36,133
Loss from operations	(10,449)	(5,827)	(24,836)	(19,035)
Interest and other income, net	120	62	297	150
Loss before income taxes	(10,329)	(5,765)	(24,539)	(18,885)
Income tax benefit	—	(131)	(1,826)	(760)
Loss from continuing operations	(10,329)	(5,634)	(22,713)	(18,125)
Income from discontinued operations, net of tax	—	429	—	429
Net loss	$(10,329)	$(5,205)	$(22,713)	$(17,696)
Income (loss) per share-basic and diluted:
Continuing operations	$(0.58)	$(0.37)	$(1.33)	$(1.20)
Discontinued operations	—	0.03	—	0.03
Basic and diluted net income (loss) per share	$(0.58)	$(0.34)	$(1.33)	$(1.17)
Weighted-average shares outstanding:
Basic and diluted	17,890	15,161	17,048	15,157

Exhibit 99.1

GAIA, INC.

Condensed consolidated balance sheets

	September 30,	December 31,
(in thousands)	2018	2017
ASSETS	(unaudited)
Current assets:
Cash	$30,813	$32,778
Accounts receivable	1,483	1,055
Prepaid expenses and other current assets	3,166	3,082
Total current assets	35,462	36,915
Building and land, net	20,324	17,028
Media library, software and equipment, net	25,825	20,387
Goodwill	10,609	10,609
Investments and other assets	12,743	12,040
Total assets	$104,963	$96,979
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$8,239	$16,848
Deferred revenue	4,527	3,316
Total current liabilities	12,766	20,164
Deferred taxes	164	663
Total equity	92,033	76,152
Total liabilities and equity	$104,963	$96,979

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